Exhibit n.1

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Preliminary Base Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated January 28, 2010, with respect to the financial statements of Tortoise Power and Energy Infrastructure Fund, Inc. for the period ended November 30, 2009, in the Registration Statement (Form N-2) filed with the Securities and Exchange Commission in this Amendment No. 8 under the Investment Company Act of 1940 (Registration No. 811-22106).

           /s/ Ernst & Young LLP

Kansas City, Missouri
September 2, 2010